Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Citigroup Global Markets Holdings Inc. Issuer: Citigroup Inc. Guarantor: S&P 500 Futures 35% Intraday Edge Volatility TCA 6% Decrement Index (USD) ER (ticker : SPXI3EV6 ) Underlying: November 24, 2026 Pricing date: November 24, 2031 Final valuation date: Monthly Valuation dates: November 28, 2031 Maturity date: 14.85% per annum, paid monthly only if the closing value of the underlying is greater than or equal to its coupon barrier value on the related valuation date. You are not assured of receiving any contingent coupon. Contingent coupon: 60% of the initial underlying value Coupon barrier value: 60% of the initial underlying value Final barrier value: If on any potential autocall date the closing value of the underlying is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the stated principal amount plus the related contingent coupon Automatic early redemption: Monthly on valuation dates beginning after one year Potential autocall dates: 17334D4P4 / US17334D4P48 CUSIP / ISIN: The closing value of the underlying on the pricing date Initial underlying value: The closing value of the underlying on the final valuation date Final underlying value: (Final underlying value – initial underlying value) / initial underlying value Underlying return: • If the final underlying value is greater than or equal to the final barrier value : $1,000 • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return) If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity. Payment at maturity (if not autocalled ): $1,000 per security Stated principal amount: Preliminary Pricing Supplement dated November 4, 2026 Pricing Supplement: *Assumes that the valuation date is also a potential autocall date and that the securities have not been previously redeemed. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Contingent Coupon Equity Linked Securities linked to SPXI3EV6 Hypothetical Payment per Security for a Valuation Date Prior to the Final Valuation Date* Hypothetical Payment at Maturity Hypothetical Percentage Change from Initial Underlying Value to Final Underlying Value $1,000.00 100.00% $1,000.00 75.00% $1,000.00 50.00% $1,000.00 25.00% $1,000.00 0.00% $1,000.00 - 10.00% $1,000.00 - 40.00% $599.90 - 40.01% $500.00 - 50.00% $250.00 - 75.00% $0.00 - 100.00% Assumes the securities have not been automatically redeemed prior to maturity and does not include the final contingent coupon payment, if any Hypothetical Automatic Early Redemption Hypothetical Payment for Such Valuation Date Hypothetical Percentage Change from Initial Underlying Value to Closing Value on a Valuation Date Prior to the Final Valuation Date Redeemed $1,012.375 100.00% Redeemed $1,012.375 50.00% Redeemed $1,012.375 25.00% Redeemed $1,012.375 0.00% Securities not redeemed $12.375 - 10.00% Securities not redeemed $12.375 - 20.00% Securities not redeemed $12.375 - 40.00% Securities not redeemed $0.00 - 40.01% Securities not redeemed $0.00 - 50.00% Securities not redeemed $0.00 - 75.00% Securities not redeemed $0.00 - 100.00% Hypothetical Payment at Maturity per Security

Selected Risk Considerations • You may lose a significant portion or all of your investment. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. • You will not receive any contingent coupon following any valuation date on which the closing value of the underlying on that valuation date is less than its coupon barrier value. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive contingent coupons if the underlying performs in a way that would otherwise be favorable. • The securities offer downside exposure, but no upside exposure, to the underlying. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation d ate s. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The calculation agent, which is an affiliate of the issuer, will make important determinations with respect to the securities . • If a material modification event occurs during the term of the securities, the issuer may redeem the securities early for an amount that may result in a significant loss on your investment. • The calculation agent may make determinations in connection with a material modification event and the early redemption amount that could adversely affect your return upon early redemption. • The U.S. federal tax consequences of an investment in the securities are unclear. • The underlying is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index. • The underlying may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines. • A significant portion of the underlying may be hypothetically uninvested, dampening returns. • The underlying may significantly underperform the S&P 500® Index. • The underlying may experience significantly greater volatility than its volatility target. • The underlying’s intraday trend - following mechanism may not be effective. • The underlying’s overnight mean - reversion mechanism may not be effective. • The underlying may perform poorly in temporary market downturns. • The underlying may be adversely affected by a “decay” effect. • The Underlying Futures Index is expected to underperform the S&P 500® Index because of an implicit financing cost. • The performance of the underlying will be reduced by notional costs and by a decrement of 6% per annum. • The decrement of 6% per annum may reduce the annual return of the underlying by more (and possibly significantly more) than 6%. • The negative impact of notional costs on the annual return of the underlying may be greater than the absolute amount by which notional costs reduce the level of the underlying. • The manner in which the underlying measures underlying volatility may not be effective. • This approach to determining the underlying volatility is premised on the notion that forward - looking implied volatility tends to be higher than backward - looking realized volatility because of a risk premium embedded in the options used to calculate forward - looking implied volatility. • The underlying has limited actual performance information. • An affiliate of ours participated in the development of the underlying. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 293732 and 333 - 293732 - 02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.